# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Ceribell, Inc., CIK 0001861107
CUSIP: 15678C102
Title of class of securities: Common Stock, $0.001 par value per share
Address of issuer's principal executive offices: 360 N. Pastoria Avenue, Sunnyvale, California (CA), 94085
Date of event which requires filing of this statement: 12/09/2024
Filed pursuant to Rule 13d-1(c)
Filed by CIK 0001832106

## Reporting persons
- ABG WTT-Ceribell Limited: type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG V-Ceribell Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG V-Ceribell Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- Ally Bridge Group Global Life Science Capital Partners V, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: Ally Bridge Group Global Life Science Capital Partners V, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG Global Life Science Capital Partners V GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG Global Life Science Capital Partners V GP, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG Global Life Science Capital Partners V GP Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG Global Life Science Capital Partners V GP Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG-WTT Global Life Science Capital Partners GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG-WTT Global Life Science Capital Partners GP, L.P. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG-WTT Global Life Science Capital Partners GP Limited: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG-WTT Global Life Science Capital Partners GP Limited is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- ABG Management Ltd.: type of reporting person: corporation (CO); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: ABG Management Ltd. is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025
- Ally Bridge Group (PE) LLC: type of reporting person: investment adviser (IA), other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: Ally Bridge Group (PE) LLC is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.
- Fan Yu: type of reporting person: individual (IN); citizenship or place of organization: Malta (O1); does not affirm membership in a group (box b); sole voting power 0; shared voting power 1,691,267; sole dispositive power 0; shared dispositive power 1,691,267; aggregate amount beneficially owned 1,691,267 (4.6% of the class)
  Comment: Fan Yu is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by ABG WTT-Ceribell Limited.
  
  The percentage of ownership based on 37,095,690 shares of Common Stock of the Issuer outstanding as of October 31, 2025, as reported on the Issuer's Form 10-Q filed on November 4, 2025.

## Item 1. Issuer
Name of issuer: Ceribell, Inc.
Address of issuer's principal executive offices: 360 N. Pastoria Avenue, Sunnyvale, California 94085

## Item 2. Person Filing
Name of person filing:
ABG WTT-Ceribell Limited
ABG V-Ceribell Limited
Ally Bridge Group Global Life Science Capital Partners V, L.P.
ABG Global Life Science Capital Partners V GP, L.P.
ABG Global Life Science Capital Partners V GP Limited
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
ABG-WTT Global Life Science Capital Partners GP, L.P.
ABG-WTT Global Life Science Capital Partners GP Limited
ABG Management Ltd.
Ally Bridge Group (PE) LLC
Fan Yu
Address of principal business office or, if none, residence:
ABG WTT-Ceribell Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG V-Ceribell Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group Global Life Science Capital Partners V, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Global Life Science Capital Partners V GP, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Global Life Science Capital Partners V GP Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG-WTT Global Life Science Capital Partners GP, L.P.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG-WTT Global Life Science Capital Partners GP Limited
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

ABG Management Ltd.
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104

Ally Bridge Group (PE) LLC
430 Park Avenue
New York, New York 10022
United States of America

Fan Yu
c/o Maples Corporate Services Limited
Ugland House, Grand Cayman
Cayman Islands
KY1-1104
Citizenship:
ABG WTT-Ceribell Limited - Cayman Islands
ABG V-Ceribell Limited - Cayman Islands
Ally Bridge Group Global Life Science Capital Partners V, L.P. - Cayman Islands
ABG Global Life Science Capital Partners V GP, L.P. - Cayman Islands
ABG Global Life Science Capital Partners V GP Limited - Cayman Islands
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. - Cayman Islands
ABG-WTT Global Life Science Capital Partners GP, L.P. - Cayman Islands
ABG-WTT Global Life Science Capital Partners GP Limited - Cayman Islands
ABG Management Ltd.- Cayman Islands
Ally Bridge Group (PE) LLC - Delaware
Fan Yu - Malta

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
ABG WTT-Ceribell Limited: 1,691,267
ABG V-Ceribell Limited: 1,691,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP Limited: 1,691,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: 1,691,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 1,691,267
ABG-WTT Global Life Science Capital Partners GP Limited: 1,691,267
ABG Management Ltd.: 1,691,267
Ally Bridge Group (PE) LLC: 1,691,267
Fan Yu: 1,691,267
Percent of class:
ABG WTT-Ceribell Limited: 4.6%
ABG V-Ceribell Limited: 4.6%
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 4.6%
ABG Global Life Science Capital Partners V GP, L.P. : 4.6%
ABG Global Life Science Capital Partners V GP Limited: 4.6%
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 4.6%
ABG-WTT Global Life Science Capital Partners GP, L.P.: 4.6%
ABG-WTT Global Life Science Capital Partners GP Limited: 4.6%
ABG Management Ltd.: 4.6%
Ally Bridge Group (PE) LLC: 4.6%
Fan Yu: 4.6%
Sole power to vote or to direct the vote:
ABG WTT-Ceribell Limited: 0
ABG V-Ceribell Limited: 0
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 0
ABG Global Life Science Capital Partners V GP, L.P. : 0
ABG Global Life Science Capital Partners V GP Limited: 0
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 0
ABG-WTT Global Life Science Capital Partners GP, L.P.: 0
ABG-WTT Global Life Science Capital Partners GP Limited: 0
ABG Management Ltd.: 0
Ally Bridge Group (PE) LLC: 0
Fan Yu: 0
Shared power to vote or to direct the vote:
ABG WTT-Ceribell Limited: 1,691,267
ABG V-Ceribell Limited: 1,691,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP Limited: 1,691,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 1,691,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 1,691,267
ABG-WTT Global Life Science Capital Partners GP Limited: 1,691,267
ABG Management Ltd.: 1,691,267
Ally Bridge Group (PE) LLC: 1,691,267
Fan Yu: 1,691,267
Sole power to dispose or to direct the disposition:
ABG WTT-Ceribell Limited: 0
ABG V-Ceribell Limited: 0
Ally Bridge Group Global Life Science Capital Partners V, L.P. : 0
ABG Global Life Science Capital Partners V GP, L.P. : 0
ABG Global Life Science Capital Partners V GP Limited: 0
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 0
ABG-WTT Global Life Science Capital Partners GP, L.P.: 0
ABG-WTT Global Life Science Capital Partners GP Limited: 0
ABG Management Ltd.: 0
Ally Bridge Group (PE) LLC: 0
Fan Yu: 0
Shared power to dispose or to direct the disposition:
ABG WTT-Ceribell Limited: 1,691,267
ABG V-Ceribell Limited: 1,691,267
Ally Bridge Group Global Life Science Capital Partners V, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP, L.P.: 1,691,267
ABG Global Life Science Capital Partners V GP Limited: 1,691,267
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P. : 1,691,267
ABG-WTT Global Life Science Capital Partners GP, L.P.: 1,691,267
ABG-WTT Global Life Science Capital Partners GP Limited: 1,691,267
ABG Management Ltd.: 1,691,267
Ally Bridge Group (PE) LLC: 1,691,267
Fan Yu: 1,691,267

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- ABG WTT-Ceribell Limited: By: /s/ Kevin Reilly, Kevin Reilly, Director (12/11/2025)
- ABG V-Ceribell Limited: By: /s/ Kevin Reilly, Kevin Reilly, Director (12/11/2025)
- Ally Bridge Group Global Life Science Capital Partners V, L.P.: By: ABG Global Life Science Capital Partners V GP, L.P., its general partner, By: ABG Global Life Science Capital Partners V GP Limited, its general p, Fan Yu, Director (12/11/2025)
- ABG Global Life Science Capital Partners V GP, L.P.: By: ABG Global Life Science Capital Partners V GP Limited, its general partner, By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- ABG Global Life Science Capital Partners V GP Limited: By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.: By: ABG-WTT Global Life Science Capital Partners GP, L.P., its general partner, By: ABG-WTT Global Life Science Capital Partners GP Limited, its gener, Fan Yu, Director (12/11/2025)
- ABG-WTT Global Life Science Capital Partners GP, L.P.: By: ABG-WTT Global Life Science Capital Partners GP Limited, its general partner, By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- ABG-WTT Global Life Science Capital Partners GP Limited: By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- ABG Management Ltd.: By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- Ally Bridge Group (PE) LLC: By: ABG Management Ltd., its managing member, By: /s/ Fan Yu, Fan Yu, Director (12/11/2025)
- Fan Yu: By: /s/ Fan Yu, Fan Yu (12/11/2025)
Comment: The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).